News Release

CONTACTS:

Company:	Investor Relations:
George R. Kirkland	Deborah K. Pawlowski
Executive Vice President, CFO and Treasurer	Kei Advisors LLC
Phone: (229) 873-3830	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Reports Record Earnings per Share for 2017 First Quarter

MOULTRIE, GEORGIA, April 25, 2017 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE MKT: SGB), a full-service community bank holding company, today reported quarterly net income and record earnings per share for the first quarter ended March 31, 2017.

First Quarter Income Highlights

•	Net income increased to $1.1 million, or $0.42 per diluted share, up from $1.0 million, or $0.41 per diluted share, in the first quarter of 2016.
•	Net interest income improved $172 thousand to $4.1 million, primarily due to increased loan volume.
•	Higher net interest income and noninterest income were partially offset by a $173 thousand increase in noninterest expenses. Personnel and data processing expenses grew primarily due to continued Valdosta and Tifton expansion and preparation for migration to a new core processing vendor.

Balance Sheet Trends and Asset Quality

  Total assets at March 31, 2017 were $470.9 million, up nearly $62 million, or 15%, from the same period last year.
•	Total loans increased $39.9 million, or 15%, to $310.7 million. The Company continues to maintain a high-quality and diversified loan portfolio. Net charge-offs to average loans were 0.05%.

•         Total deposits were up 19%, or $61.6 million, to $393.0 million at March 31, 2017. Noninterest-bearing deposits increased a significant 27% to $128.7 million while interest-bearing deposit accounts increased 15%. The average cost of interest bearing deposits was 0.40%, while the average cost of all interest bearing funds was 0.59%.

Capital Management

•	Book value per share at March 31, 2017, was $15.43, up 5% from $14.73 at March 31, 2016.
•	In March 2017, the Company paid a quarterly cash dividend of $0.11 per common share. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for
89 consecutive years.

“We had outstanding growth in the first quarter providing a very strong start to 2017 and positioning us for another year of exceptional results,” commented DeWitt Drew, President and CEO. “Our confidence is based on the market’s continued strong reception of Southwest Georgia Bank in Valdosta as well as the progress being made on opening our full service banking center in Tifton in early 2018. As we grow, it is imperative that we maintain an intense focus on our customers’ experiences. Significant progress is being made and we continue to prudently invest in people and systems to improve our service levels and offerings in all our markets. Ultimately, we expect to leverage our strong franchise and win greater customer share in our markets.”

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Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, April 25, 2017 at 1:00 p.m. ET. Management will review the financial and operating results for the first quarter of 2017, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 689-8263. Alternatively, the webcast can be monitored at www.sgfc.com.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday, May 2, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13659591, or access the webcast replay at www.sgfc.com/investorrelations.cfm, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation
Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $471 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Worth County and Lowndes County, and a loan production office located in Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corporation and Southwest Georgia Bank can be found at: www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2017	2016	2016
ASSETS
Cash and due from banks	$7,133	$7,700	$7,742
Interest-bearing deposits in banks	18,106	18,819	9,620
Certificates of deposit in other banks	1,235	0	0
Investment securities available for sale	59,692	53,566	41,255
Investment securities held to maturity	52,698	54,603	59,373
Federal Home Loan Bank stock, at cost	1,905	1,874	1,905
Loans, less unearned income and discount	310,707	292,524	270,768
Allowance for loan losses	(3,162)	(3,124)	(3,066)
Net loans	307,545	289,400	267,702
Premises and equipment	11,260	11,209	11,145
Bank properties held for sale	212	212	0
Foreclosed assets, net	127	127	82
Intangible assets	31	35	47
Bank owned life insurance	5,390	5,357	5,263
Other assets	5,563	5,599	4,955
Total assets	$470,897	$448,501	$409,089
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$38,164	$47,420	$28,153
Money market	114,702	95,659	97,045
Savings	30,190	29,007	29,398
Certificates of deposit $100,000 and over	41,341	43,235	26,553
Other time accounts	39,890	39,524	49,068
Total interest-bearing deposits	264,287	254,845	230,217
Noninterest-bearing deposits	128,720	116,648	101,188
Total deposits	393,007	371,493	331,405

Other borrowings	8,448	8,448	7,590
Long-term debt	26,029	26,029	28,476
Accounts payable and accrued liabilities	4,110	4,109	4,097
Total liabilities	431,594	410,079	371,568
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	31,118	30,333	28,163
Accumulated other comprehensive income	(1,690)	(1,786)	(523)
Total	65,423	64,542	63,635
Treasury stock - at cost (**)	(26,120)	(26,120)	(26,114)
Total shareholders' equity	39,303	38,422	37,521
Total liabilities and shareholders' equity	$470,897	$448,501	$409,089

* Common stock - shares outstanding	2,547,437	2,547,437	2,547,837
** Treasury stock - shares	1,746,398	1,746,398	1,745,998

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months
	Ended March 31,
	2017*	2016*
Interest income:
Interest and fees on loans	$3,785	$3,575
Interest and dividend on securities available for sale	325	300
Interest on securities held to maturity	316	350
Dividends on Federal Home Loan Bank stock	24	22
Interest on federal funds sold	0	0
Interest on deposits in banks	50	22
Interest on certificates of deposit in other banks	2	0
Total interest income	4,502	4,269

Interest expense:
Interest on deposits	272	208
Interest on other borrowings	26	23
Interest on long-term debt	138	144
Total interest expense	436	375
Net interest income	4,066	3,894
Provision for loan losses	75	30
Net interest income after provision for losses on loans	3,991	3,864

Noninterest income:
Service charges on deposit accounts	270	276
Income from trust services	54	52
Income from retail brokerage services	89	80
Income from insurance services	433	472
Income from mortgage banking services	72	91
Net gain on the sale of securities	124	28
Other income	241	227
Total noninterest income	1,283	1,226

Noninterest expense:
Salary and employee benefits	2,298	2,176
Occupancy expense	279	288
Equipment expense	205	222
Data processing expense	387	343
Amortization of intangible assets	4	4
Other operating expense	728	695
Total noninterest expense	3,901	3,728

Income before income tax expense	1,373	1,362
Provision for income taxes	308	314
Net income	$1,065	$1,048

Net income per share, basic	$0.42	$0.41
Net income per share, diluted	$0.42	$0.41
Dividends paid per share	$0.11	$0.10
Basic weighted average shares outstanding	2,547,437	2,547,837
Diluted weighted average shares outstanding	2,547,437	2,547,837

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At March 31	2017	2016
Assets	$470,897	$409,089
Loans, less unearned income & discount	$310,707	$270,768
Deposits	$393,007	$331,405
Shareholders' equity	$39,303	$37,521

	Three Months Ended March 31,
	2017	2016
Performance Data & Ratios
Net income	$1,065	$1,048
Earnings per share, basic	$0.42	$0.41
Earnings per share, diluted	$0.42	$0.41
Dividends paid per share	$0.11	$0.10
Return on assets	0.91%	1.01%
Return on equity	10.91%	11.30%
Net interest margin (tax equivalent)	3.98%	4.29%
Dividend payout ratio	26.30%	24.32%
Efficiency ratio	70.15%	69.86%

Asset Quality Data & Ratios
Total nonperforming loans	$1,222	$5
Total nonperforming assets	$1,349	$87
Net loan charge offs	$38	$(4)
Reserve for loan losses to total loans	1.02%	1.13%
Nonperforming loans/total loans	0.39%	0.00%
Nonperforming assets/total assets	0.29%	0.02%
Net charge offs / average loans	0.05%	(0.01)%

Capital Ratios
Average common equity to average total assets	8.38%	8.94%
Common equity Tier 1 capital ratio	12.54%	13.71%
Tier 1 capital ratio	12.54%	13.71%
Tier 1 leverage ratio	8.79%	9.16%
Total risk based capital ratio	13.50%	14.82%
Book value per share	$15.43	$14.73
Tangible book value per share	$15.42	$14.71

Quarterly	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Averages	2017	2016	2016	2016	2016

Assets	$466,019	$452,865	$435,880	$420,685	$415,168
Loans, less unearned income & discount	$302,620	$291,573	$289,978	$279,543	$262,715
Deposits	$388,761	$374,346	$357,421	$341,569	$338,399
Equity	$39,054	$39,178	$39,110	$38,080	$37,097
Return on assets	0.91%	0.89%	0.89%	0.96%	1.01%
Return on equity	10.91%	10.23%	9.95%	10.63%	11.30%
Net income	$1,065	$1,002	$973	$1,011	$1,048
Net income per share, basic	$0.42	$0.39	$0.38	$0.40	$0.41
Net income per share, diluted	$0.42	$0.39	$0.38	$0.40	$0.41
Dividends paid per share	$0.11	$0.11	$0.11	$0.10	$0.10

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